Exhibit 99.1

For Immediate Release

IR Contact	Media Contact
David Waldman/Jody Burfening	Jason Howard/Chenoa Taitt
Lippert/Heilshorn & Associates	Lippert/Heilshorn & Associates
dwaldman@lhai.com	jhoward@lhai.com / ctaitt@lhai.com
(212) 838-3777	(212) 838-3777

QSGI Repurchases and Retires 4.3 Million Warrants

HIGHTSTOWN, NJ—December 21, 2005—QSGI INC. (PCX: QGI), the only data security and regulatory compliance provider offering a full suite of life-cycle services for a corporation’s entire IT platform, today announced that its board of directors has authorized and the company has completed the repurchase and retirement 4,283,334 outstanding warrants, including 1,866,667 warrants exercisable at $1.50 per share and 2,416,667 warrants exercisable at $3.60 per share in exchange for $1.2 million in cash. These warrants, previously held by an institutional investor, were issued as part of the private placement that was completed in May 2004.

About QSGI

QSGI is the only data security and regulatory compliance provider offering a full suite of end-of-life and other life-cycle services for a Fortune 1000 corporation’s and government client’s entire information technology (IT) platform. QSGI offsets its clients’ expenses through its value-added remarketing program. Prior to resale, the company utilizes its proprietary Department of Defense (DOD) level certified data sweep to eliminate otherwise recoverable data. QSGI reduces its clients' potential liability by ensuring regulatory and environmental compliance for IT products. QSGI also maintains and provides services on enterprise-class hardware, including mainframes, midrange servers, tape storage products and disk storage products. Given the sensitive nature of the company’s client relationships, it does not provide the names of its clients.

Statements about QSGI’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. QSGI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and QSGI’s actual results could differ materially from expected results. QSGI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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